Exhibit 99.1

PureCycle Technologies Reports Second Quarter 2026 Results

•
First P&G commercial resin deliveries began, with select Downy detergent caps now in commercial production
•
Revenue of $4.5 million, up approximately 173% year-over-year and a sixth consecutive quarter of sequential growth
•
New Jersey Department of Environmental Protection approved PureFive® resin as post-consumer recycled content
•
On-site compounding now operating, giving PureCycle the ability to deliver product meeting customers' unique specifications
•
Initial Shipments of PureFive® resin made in third quarter to all three major converters for QSR cold cup trials

ORLANDO, FLA., August 6, 2026, — PureCycle Technologies, Inc. (Nasdaq: PCT) (“PureCycle” or the “Company”), a U.S.-based company revolutionizing plastic recycling, today announced results for the second quarter ending June 30, 2026.

Second Quarter 2026 Highlights

Commercial

•
Seven new customer conversions during the quarter
•
First P&G commercial resin deliveries began in the second quarter, with select Downy detergent caps added as a new approval; select Tide detergent caps scheduled for retail production in Q3 and Vicks ZzzQuil PURE Zzzs child-resistant lids targeted for Q4 2026
•
Six new commercial partnerships were announced during the quarter: Reliable Caps, Motherson, Innovia Films, RM Tochello, IPL Schoeller / Cleveland Kitchen, and Amcor, spanning closures, caps, automotive, film and food packaging
•
State regulation is a powerful demand tailwind: the New Jersey approval is secured and the State’s food-contact exemption expires in January 2027, with the recycled-content requirement rising to 20%; California SB54 is now in effect; PureFive® qualifies as recycled content via APR certification. Demand is broader than any single regulation
•
Q3 to date: shipped compounded product to major converters for quick-service restaurant (QSR) cold cups; the New Jersey approval accelerated qualification at two major QSRs
•
Forward demand: the Company expects branded sales volumes to build through the second half as compounding scales and regulation-driven demand converts to customer adoption

Operations

•
Q2 PureFive® production of 4.5 million pounds, down as previously communicated for the planned turnaround
•
Turnaround completed ahead of schedule and below budget, with more than 170 reliability and rate projects executed; the two largest reliability constraints of the past year, the CP2 system and mechanical seals, were both substantially improved during the outage
•
Turnaround inspections were favorable; large equipment observed to be clean with no evidence of corrosion, a good indicator of future reliability
•
Successfully commissioned on-site compounding in April with Ironton compounded volume of approximately 2.0 million pounds and approximately 28 sample lots produced; current operation is running 24/5 shifts, with plans to expand to 24/7 in Q4
•
PureCycle achieved ISO 9001:2015 certification in May, an independent validation of the quality management systems underpinning consistent product delivery
•
Feedstock supply secured, with Denver running at levels needed for Ironton production

Growth

•
Thailand Facility expected to be operational in 2028; groundbreaking expected in 2H 2026; total project cost estimate remains in the $250 million range
•
Thailand Board of Investment approval was received in the second quarter, including selection for the “Fast Pass” program
•
Thailand project financing progressing, with binding terms currently being negotiated and financial close targeted by year-end. Anticipated project debt is sized to fund remaining construction
•
Thailand feedstock and offtake: seven signed LOIs with Thai suppliers covering more than the plant's annual feedstock requirement (1.5-2.4x’s coverage), and 14 signed sales offtake LOIs (0.8-1.4x’s coverage)
•
Belgium Facility permits expected by 1H 2027; Gen2 design work continues to progress

Finance

•
Total liquidity of $236.9 million at quarter-end, strengthened by the June concurrent offering of convertible senior notes and common stock
•
Operations spending of $8.3 million per month, excluding feed and compounding material purchases; Ironton turnaround costs tracked separately from ongoing operations spending

Management Commentary

“Our customers are moving faster now, because compliance with new regulations is imminent,” said Dustin Olson, Chief Executive Officer of PureCycle Technologies. “Our solution has been recognized by New Jersey, Ironton is more reliable coming out of the turnaround, and in-house compounding lets us deliver the unique grades that US and global markets require.”

Olson continued, “These improvements provide fundamental solutions that our customers are demanding and supports a growing and converting pipeline. Today’s demand is a validation of the technical achievements we demonstrated over the last two years. As customers continue to adopt, our branded sales should improve revenue per pound.”

"The June capital raise positioned the balance sheet to fund our planned commercial ramp and near-term growth spending," said Donald Carpenter, Chief Financial Officer of PureCycle Technologies. "Ironton breakeven remains our second-half goal and Thailand project financing is targeted to close by year-end.”

Financial Update

Financial Results

Net loss for Q2 2026 was $142.2 million compared to a net loss of $144.2 million in Q2 2025. Operating loss in Q2 2026 improved to $41.3 million from $45.6 million in the same quarter a year ago. Adjusted EBITDA for Q2 2026 was $(31.7) million compared to $(27.8) million in Q2 2025; the year-over-year comparison reflects $7.8 million of lower non-cash add-backs, principally equity-based compensation and prior-year equipment write-downs, rather than a deterioration in operating performance; operating loss improved by $4.3 million year over year. Adjusted EBITDA is EBITDA adjusted for items affecting comparability. See the reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA provided at the end of this press release.

Operating performance continued to build during the period: PureFive® production grew approximately 32% year over year despite the planned turnaround, while core monthly operations spending declined approximately 8%, from $9.0 million to $8.3 million per month. Core operations spending has remained within a consistent band as production capacity has grown.

Cash and Liquidity

PureCycle ended Q2 2026 with total liquidity of $236.9 million, which includes $165.2 million in cash and cash equivalents, $59.6 million invested in marketable/debt securities, and $12.1 million in restricted cash, compared to total liquidity of $131 million at the end of Q1 2026. The increase was driven primarily by the June concurrent offerings of convertible senior notes and common stock.

Operations spending was $8.3 million per month in Q2 2026, reflecting core operations and corporate cash spend, with all periods presented on a consistent basis. This measure excludes materials purchases, consisting of feedstock, virgin polypropylene and compounding additives, which totaled $2.1 million per month, up from $0.7 million per month in Q1 2026 as production restarted and the new compounding operation came online. On the same basis, monthly operations spending was $8.5 million in Q1 2026 and $9.0 million in Q2 2025. The Ironton Facility turnaround, completed below budget, was tracked separately from the operations spending rate.

Second quarter cash outflows included a previously disclosed non-recurring legal settlement of $20.4 million.

Project Spend

Project spend in Q2 2026 totaled $20.9 million, bringing first-half 2026 project spend to approximately $35 million. Fiscal year 2026 project spend expectations are $45 to $50 million, up from the prior range of $39 to $45 million. Second-half 2026 spend of $10 to $12 million remains contingent on project gating decisions and the timing of project financing.

Capital Structure

In June 2026, the Company closed concurrent public offerings of $287.5 million aggregate principal amount of 4.75% convertible senior notes due 2032 (which have an initial conversion price of approximately $11.08 per share of common stock) and 19,854,000 shares of its common stock. The underwriters' over-allotment options were exercised in full, resulting in net proceeds of approximately $432.0 million after deducting underwriting discounts, commissions, and estimated offering expenses. The Company used a portion of the net proceeds from the offerings to repurchase $216.0 million in aggregate principal amount at maturity of its 7.25% green convertible notes due 2030 for $241.1 million plus $5.2 million of accrued interest, with the remainder available for working capital and other general corporate purposes.

Equipment financing payments will step down during the second half of 2026 as existing lease agreements reach their scheduled maturities; Q3 2026 debt service is expected to be approximately $2.4 million, primarily the August coupon on the $34.0 million of remaining 7.25% notes and final equipment financing payments.

The Company’s available capital resources include cash on hand following the June concurrent public offerings, approximately $273 million in potential warrant proceeds through March 2027, approximately $76 million in available revenue bonds and the undrawn $200 million revolving credit facility.

Second Quarter 2026 Conference Call Details

Date: August 6, 2026
Time: 5:00 p.m. ET

Participant Link: PureCycle Technologies Second Quarter 2026 Corporate Update

For participants interested in a listen-only webcast, please access the conference call using the above link. For a calendar reminder, please click HERE.

The conference call will have a live Q&A session. For analyst participants who would like to ask management a question after prepared remarks, please click HERE. You will receive a number and a unique access pin.

Following prepared remarks, management will try to answer investor questions submitted in advance. To submit a question, please send an e-mail to investorquestion@purecycle.com.

The corporate update will be available for replay by clicking HERE or through the Company’s website at www.purecycle.com. A replay of the conference call will be available after 8:00 p.m. Eastern Time until October 6, 2026.

PureCycle Contact

Christian Bruey

cbruey@purecycle.com

Investor Relations Contact

Eric DeNatale

edenatale@purecycle.com

About PureCycle Technologies

PureCycle Technologies LLC., a subsidiary of PureCycle Technologies, Inc., holds a global license for the only patented dissolution recycling technology, developed by The Procter & Gamble Company (P&G), that is designed to transform polypropylene plastic waste (designated as #5 plastic) into a continuously renewable resource. The unique purification process removes color, odor, and other impurities from #5 plastic waste resulting in our PureFive® resin that can be recycled and reused multiple times, changing our relationship with plastic. www.purecycle.com

Forward Looking Statements

This press release contains forward-looking statements, including statements about the continued execution of PureCycle’s business plan, PureCycle expected financial expenditures, future cash needs and availability of liquidity and the expected timing of significant construction milestones for PureCycle’s planned future facilities. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally relate to future events or PureCycle’s future financial or operating performance and may refer to projections and forecasts. Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of PureCycle’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of this press release. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in each of PureCycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and PureCycle’s Quarterly Reports on Form 10-Q for various quarterly periods, those discussed and identified in other public filings made with the Securities and Exchange Commission by PureCycle and the following: PCT’s ability to obtain funding for its operations, future capital requirements and future growth, and to continue as a going concern; PCT’s ability to meet, continue to meet, and comply on an ongoing basis with, the numerous regulatory requirements applicable to its PureFive® resin both generally and in food-grade applications and, more broadly, the operations and construction of PCT’s facilities (including in the United States, Europe, Asia and other future international locations); expectations and changes regarding PCT’s strategies and future financial performance, including future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives, which could be impacted by significant changes to tariffs on foreign imports; the ability of PCT’s first commercial-scale recycling facility in Lawrence County, Ohio (the “Ironton Facility”) to be appropriately certified by Leidos Engineering, LLC, following certain performance and other tests, and commence full-scale commercial operations in a timely and cost-effective manner, or at all; PCT’s ability to meet, and to continue to meet, the requirements imposed upon us and our subsidiaries by the funding for its operations, including the funding for the Ironton Facility and the Planned Facilities (as defined below); PCT’s ability to minimize or eliminate the many hazards and operational risks at its manufacturing facilities that can result in potential injury to individuals, disrupt PCT’s business, including interruptions or disruptions in operations at PCT’s facilities, and subject PCT to liability and increased costs; PCT’s ability to complete the necessary funding with respect to, and complete the construction of, the new polypropylene recycling facility in Thailand (the "Thailand Facility"), PCT’s first commercial-scale European plant located in Antwerp, Belgium (the "Belgium Facility"), and the purification facility to be built in Augusta, Georgia (the "Augusta Facility" and, together with the Thailand Facility and the Belgium Facility, the “Planned Facilities”) in a timely and cost-effective manner; PCT’s ability to procure, sort and process polypropylene plastic waste at our planned plastic waste prep facilities; PCT’s ability to maintain exclusivity under The Procter & Gamble Company license; the implementation, market acceptance and success of PCT’s business model and growth strategy, which includes PCT’s ability to bring a total of one billion pounds of installed polypropylene recycling capability online by 2030, and PCT’s ability to meet related construction, regulatory, and financing requirements; the ability to negotiate multi-year offtake agreements at appropriate margins to fund ongoing operations; the possibility that PCT may be adversely affected or potentially impacted by economic, business, and/or competitive factors, including interest rates, availability of capital, economic cycles, and other macro-economic impacts (such as tariffs); changes in the prices and availability of materials (such as steel and other materials needed for the construction of future

Feed PreP and purification facilities), including those changes caused by inflation, tariffs and supply chain conditions, such as increased transportation costs and global conflicts, and our ability to obtain such materials in a timely and cost-effective manner; the ability to source feedstock with a high polypropylene content at a reasonable cost and the temporary spike in prices due to global conflicts such as the current conflict in the Middle East; the development of direct competitors in the recycled polypropylene segment that could impact the demand for PCT’s products; the outcome of any legal or regulatory proceedings to which PCT is, or may become, a party; geopolitical risk and changes in applicable laws or regulations; changes in the prices and availability of labor (including labor shortages), turnover in employees, and increases in employee-related costs; any business disruptions due to political or economic instability, pandemics, or armed hostilities (including the ongoing conflicts between Russia and Ukraine and active military conflicts in the Middle East); and operational risks associated with the ability to operate the Ironton Facility and the Planned Facilities, as and when operative, at nameplate capacity.

PCT undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
Should one or more of these risks or uncertainties materialize or should any of the assumptions made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

– financial tables attached –

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenues	$4,512	$1,650	$8,639	$3,230
Operating expenses
Cost of operations	34,820	30,020	66,214	54,022
Research and development	1,414	1,409	2,969	2,961
Selling, general and administrative	9,612	15,819	22,585	29,566
Total operating costs and expenses	45,846	47,248	91,768	86,549
Operating loss	(41,334)	(45,598)	(83,129)	(83,319)
Other expense/(income)
Interest expense	15,393	17,640	30,775	32,704
Interest income	(992)	(621)	(2,374)	(1,000)
Change in fair value of warrants	52,492	82,295	29,495	25,626
Loss on extinguishment of debt	34,541	—	34,541	—
Other (income)/expense, net	(549)	(672)	94	(5,241)
Total other expense	100,885	98,642	92,531	52,089
Net loss	$(142,219)	$(144,240)	$(175,660)	$(135,408)

Loss per share
Basic	$(0.80)	$(0.81)	$(1.02)	$(0.76)
Diluted	$(0.80)	$(0.81)	$(1.02)	$(0.76)
Weighted average common shares
Basic	184,240	179,666	182,369	178,493
Diluted	184,240	179,666	182,369	178,493

Other comprehensive loss
Cumulative translation adjustment	$(54)	$(215)	$(308)	$(309)
Unrealized loss on available-for-sale investments	(3)	—	(19)	—
Total comprehensive loss	$(142,276)	$(144,455)	$(175,987)	$(135,717)

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$165,223	$156,694
Available-for-sale investments	59,593	13,631
Restricted cash – current	2,636	1,984
Accounts receivable, net	5,810	2,007
Inventory	18,277	13,824
Prepaid expenses and other current assets	9,220	9,877
Total current assets	260,759	198,017
NONCURRENT ASSETS
Restricted cash – noncurrent	9,435	9,356
Operating lease right-of-use assets	65,843	54,226
Property, plant and equipment, net	663,593	657,752
Prepaid expenses and other noncurrent assets	2,992	3,315
TOTAL ASSETS	$1,002,622	$922,666

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$13,056	$9,247
Accrued expenses and other current liabilities	24,008	42,815
Accrued interest	2,461	7,805
Current portion of warrant liability	50,828	13,682
Current portion of long-term debt	2,026	6,446
Current portion of related party bonds payable	7,830	7,570
Total current liabilities	100,209	87,565
NONCURRENT LIABILITIES
Deferred revenue	5,000	5,000
Long-term debt, less current portion	342,762	263,355
Related party bonds payable, less current portion	81,524	86,343
Warrant liability, less current portion	37,498	45,149
Operating lease right-of-use liabilities	63,530	52,350
Series A Preferred Stock liability	37,443	29,606
Other noncurrent liabilities	3,624	2,710
TOTAL LIABILITIES	671,590	572,078

MEZZANINE EQUITY
Series B Convertible Perpetual Preferred Stock	315,530	304,701

STOCKHOLDERS' EQUITY
Common Stock	201	180
Additional paid-in capital	1,007,534	861,953
Accumulated other comprehensive loss	(632)	(305)
Accumulated deficit	(991,601)	(815,941)
TOTAL STOCKHOLDERS' EQUITY	15,502	45,887
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY	$1,002,622	$922,666

PureCycle Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net loss	$(175,660)	$(135,408)
Adjustments to reconcile net loss to net cash used in operating activities
Equity-based compensation	4,506	9,765
Change in fair value of warrants	29,495	25,626
Change in fair value of put option	917	(3,443)
Depreciation expense	14,746	14,613
Loss on disposal of equipment	426	3,765
Amortization of debt issuance costs and debt discounts	13,493	11,147
Loss on extinguishment of debt	34,541	—
Operating lease amortization expense	2,395	2,251
Other	(350)	—
Changes in operating assets and liabilities
Accounts receivable, net	(3,803)	(2,126)
Inventory	(4,453)	(3,218)
Prepaid expenses and other current assets	(273)	1,023
Prepaid expenses and other noncurrent assets	323	1,011
Accounts payable	3,509	(1,823)
Accrued expenses and other current liabilities	(7,534)	618
Accrued interest	(3,201)	2,436
Operating lease right-of-use liabilities	(1,761)	(1,827)
Net cash used in operating activities	(92,684)	(75,590)
Cash flows from investing activities
Purchase of property, plant and equipment	(35,176)	(23,609)
Purchase of debt securities, available for sale	(88,046)	—
Sale and maturity of available-for-sale investments	42,181	—
Net cash used in investing activities	(81,041)	(23,609)
Cash flows from financing activities
Proceeds from issuance of Series B Convertible Perpetual Preferred Stock	—	300,000
Proceeds from issuance of Common Stock	163,001	33,307
Proceeds from issuance of Convertible Senior Notes	287,500	—
Repurchase of Green Convertible Notes	(241,079)	—
Proceeds from issuance of revenue bonds to third parties	—	16,808
Proceeds from issuance of revenue bonds to related parties	—	10,063
Payments on related party revenue bonds	(3,720)	(535)
Proceeds from revolving credit facility and related party note payable	—	14,900
Payments on revolving credit facility and related party note payable	—	(14,900)
Proceeds from exercise and issuance of warrants	243	5,400
Payments on equipment financing	(2,938)	(4,297)
Stock and debt issuance costs	(16,884)	(1,000)
Payments to repurchase shares	(2,518)	(2,800)
Other financing activities	(620)	(1,314)
Net cash provided by financing activities	182,985	355,632
Net increase in cash and restricted cash	9,260	256,433
Cash and cash equivalents and restricted cash, beginning of period	168,034	41,511
Cash and cash equivalents and restricted cash, end of period	$177,294	$297,944

Information Regarding Non-GAAP Financial Measures

The Company uses certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to supplement its financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how the Company evaluates its business activities. These measures are integral to the Company’s process for budgeting, managing operations, making strategic decisions and evaluating its performance.

The Company’s primary non-GAAP financial measures are EBITDA and Adjusted EBITDA. The Company defines EBITDA as net income before interest expense, interest income, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and other items that are not indicative of the Company’s core operating activities. These may include equity-based compensation expense and changes in the fair value of warrants and put options, and other financial items. The Company believes Adjusted EBITDA is valuable for investors and analysts as it provides additional insight into the Company’s operational performance, excluding the impacts of certain financing, investing, and other non-operational activities. This measure helps in comparing the Company’s current operating results with prior periods and with those of other companies in the Company’s industry. It is also used internally for allocating resources efficiently, assessing strategic decisions, and evaluating the performance of the Company’s management team.

There are limitations to Adjusted EBITDA, including its exclusion of cash expenditures, future requirements for capital expenditures and contractual commitments, and changes in the Company’s cash requirements for working capital needs. Adjusted EBITDA also omits significant interest expense and related cash requirements for interest and payments. While depreciation and amortization are non-cash charges, the associated assets will often need to be replaced in the future, and Adjusted EBITDA does not reflect the cash required for such replacements. Additionally, Adjusted EBITDA does not account for income or other taxes or necessary cash tax payments.

Investors should use caution when comparing the Company’s non-GAAP measure to similar metrics used by other companies, as definitions can vary. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for GAAP financial measures. In presenting EBITDA and Adjusted EBITDA, the Company aims to provide investors with an additional tool for assessing the operational performance of the Company’s business. It serves as a useful complement to the Company’s GAAP results, offering a more comprehensive understanding of the Company’s financial health and operational efficiencies. The table at the end of the press release provides a reconciliation from Net Income (Loss) to Adjusted EBITDA for the specified periods.

The following table reconciles GAAP net loss to Adjusted EBITDA (in thousands):

	Q2 2026	Q2 2025
Net loss	($142,219)	$(144,240)
Plus: Interest expense	15,393	17,640
Less: Interest income	(992)	(621)
Plus: Income taxes	-	-
Plus: Depreciation and amortization	7,367	7,263
EBITDA	(120,451)	(119,958)
Adjustments:
Plus: Equity-based compensation	1,962	6,411
Plus/(Less): Change in fair value of warrants	52,492	82,295
Plus/(Less): Change in fair value of put option	(646)	(297)
Plus: Write-down/loss on sale of equipment	426	3,765
Plus: Loss on extinguishment of debt	34,541	-
Adjusted EBITDA	($31,676)	($27,784)

Key Performance Indicators

	Q2 2026	Q1 2026	Q2 2025
Consolidated
Revenue ($MM)	$4.5	$4.1	$1.7
Monthly Ops. Spending ($MM)	$8.3	$8.5	$9.0

Ironton Purification
PureFive® Production (MM lbs)	4.5	8.4	3.4
Other Production (MM lbs)	0.1	1.3	0.6
Feedstock Processed (MM lbs)	5.0	10.0	4.2

Other Production includes Co-product 1, Co-product 2, and additional saleable volumes, net of material reprocessed back into the production stream. Represents recovered material intended for sale as commercial markets develop. *Monthly operations spending reflects core operations and corporate cash spend, presented on a consistent basis for all periods; it excludes materials purchases (feedstock, virgin polypropylene and compounding additives) of $2.1 million per month in Q2 2026, $0.7 million per month in Q1 2026 and $1.2 million per month in Q2 2025; Ironton turnaround costs are tracked in project spend. Q1 2026 includes $0.4 million per month of annual bonus payout and was previously reported as $8.8 million per month on a basis that included materials purchases and excluded the bonus.

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